Filed Pursuant To Rule 433

Registration No 333-291800

November 26, 2025

Craig Salm@CraigSalm 1/ We just filed @Grayscale Zcash Trust's (Ticker: ZCSH) initial registration statement on Form S-3. This is an important step for launching the first ZEC ETPs. https://sec.gov/Archives/edgar/data/1720265/000119312525298561/zcsh-20251126.htm As filed with the Securities and Exchange Commission on November 26, 2025 Registration No. 333- UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 Grayscale Zcash Trust (ZEC) (Exact Name of Registrant as Specified in Its Charter) Delaware c/o Grayscale Investments Sponsors, LLC 82-6646113 (State or Other Jurisdiction of Incorporation or Organization) 290 Harbor Drive, 4th Floor (I.R.S. Employer Stamford, Connecticut 06902 Identification Number) (212) 668-1427 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices) Edward McGee Chief Financial Officer Grayscale Investments Sponsors, LLC290 Harbor Drive, 4th Floor Stamford, Connecticut 06902 (212) 668-1427 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service) Copy to: Joseph A. Hall Dan Gibbons Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Craig Salm @CraigSalm · 7h

2/ Zcash, shielded transactions and zk-SNARKs broadly serve a critical role in privacy-preservation on crypto networks. As a result, we believe ZEC represents an important component of a well-balanced digital asset portfolio.

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Craig Salm @CraigSalm · 7h

3/ Zcash launched in 2016 as a clone of Bitcoin but with the major innovation of zero-knowledge succinct non-interactive arguments of knowledge (zk-SNARKs). zk-SNARKs offer selective privacy-preserving features by allowing the user to protect both the amount and the sender and recipient of a transaction.

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Craig Salm @CraigSalm · 7h

4/ On Zcash, transactions employing zk-SNARKs are referred to as "shielded" transactions and are distinct from "unshielded" transactions, which are publicly viewable on the ZEC network and can be used to selectively disclose information as needed for regulatory compliance.

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Craig Salm @CraigSalm · 7h

5/ Zcash's shielded pool (known as "z-addresses") is also believed to provide enhanced resistance to certain potential quantum computing attacks, as it does not expose a user's public key that could be used to derive the user's private key by running Shor's algorithm on a quantum computer. However, the zk-SNARK system itself relies on certain key generation mechanisms that may also be susceptible to quantum computing attacks, resulting in a distinct overall quantum-risk profile for the ZEC network.

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Craig Salm@CraigSalm·7h6/ We look forward to engaging with the commission on this filing. Read more in the prospectus here: https://sec.gov/Archives/edgar/data/1720265/000119312525298561/zcsh-20251126.htmCraig Salm@CraigSalm·7h7/ Grayscale Zcash Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. The Trust is speculative and entails significant risk, including possible loss of principal.

Grayscale Zcash Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. The Trust is speculative and entails significant risk, including possible loss of principal.